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MINNESOTA MUTUAL                      CERTIFICATE SUPPLEMENT (WAIVER AGREEMENT)
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The Minnesota Mutual Life Insurance Company   400 Robert Street North   St.
Paul, Minnesota 55101-2098
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GENERAL INFORMATION
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This is issued in consideration of your application and the timely payment of the additional required premium. The provisions summarized in this supplement are subject in every respect to the group policy and amendments thereto.

WHAT DOES THE WAIVER OF DEDUCTION BENEFIT PROVIDE?

If you become totally and permanently disabled, as hereinafter defined, while under age 60, upon receipt of due proof of such disability, your insurance (including all applicable riders) under the group policy will be continued in force, subject to the following provisions and without payment of premiums for you during the uninterrupted continuance of such total and permanent disability.

WHAT IS "TOTAL" DISABILITY?

Total disability is a disability which occurs while your insurance is in force and results from an accidental injury or a disease that continuously prevents you from engaging in an occupation. You must be under the care of a licensed physician other than yourself. During the first 24 months of total disability, "occupation" means your regular occupation. After 24 months, it means any occupation for which you are reasonably fitted by education, training or experience.

Your total and irrevocable loss of the following shall be considered total disability even if you engage in an occupation:

1. the sight of both eyes; or
2. the use of both hands; or
3. the use of both feet; or
4. the use of one hand and one foot.

WHAT IS "PERMANENT" DISABILITY?

Total disability will be considered permanent only after it has exited continuously for at least six months.

HOW LONG WILL INSURANCE BE CONTINUED?

If you become totally and permanently disabled, insurance will be continued;

1. until your 95th birthday; or
2. until the date you are no longer totally and permanently disabled; or
3. until the date you terminate or surrender your insurance;


94-18676                                                    Minnesota Mutual 1
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whichever occurs first.

WHAT WILL BE CONSIDERED DUE PROOF OF DISABILITY?

You must furnish evidence satisfactory to us that your total disability:

1. commenced while insurance on your life under the group policy was in force;
   and
2. commenced before your 60th birthday; and
3. was continuous for six months or more.

We will, from time to time, also require additional proof satisfactory to us that you continue to be totally and permanently disabled. We may also required you to submit to one or more medical examinations at our expense. However, we will not require a medical examination of you more frequently than once a year if the total disability has continued for two years.

ARE THERE ANY LIMITATIONS?

This benefit will not be effective if your total disability results directly from intentionally self-inflicted injuries or from an act of war while you are serving in the military, naval or air forces of any country at war, declared or undeclared.

WHEN MUST WE BE NOTIFIED?

We must receive written notice of your total disability at our home office:

1. while you are living and totally disabled; and
2. not later than one year after the termination of your insurance under the group policy; and
3. within one year of the date you request as the date for the commencement of this benefit.

However, the failure to give this notice within the time provided will not invalidate the claim if it is shown that notice was given as soon as reasonably possible.

WHAT IS YOUR COST FOR THIS BENEFIT?

Your cost for this benefit is shown on the specifications page attached to your certificate.

WHAT IF YOU INSURANCE UNDER THE GROUP POLICY LAPSES?

If your insurance lapses before notice of your total and permanent disability is received at our home office, your insurance will be continued only if the notice is received within one year after your insurance lapses. Also, the total disability must have commenced prior to the date the net cash value became zero or during the grace period allowed.

WHEN IS THE BENEFIT UNDER THIS AGREEMENT INCONTESTABLE?

This agreement is subject to the incontestability provision of the group policy for each insured.

CAN INSURANCE THAT WAS CONTINUED UNDER THIS AGREEMENT BE CONVERTED?


94-18676                                                    Minnesota Mutual 2
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Yes. Insurance under the group policy may be converted as set forth in your certificate during the insured's lifetime and within 31 days after the insured ceases to be totally and permanently disabled.

IS THIS BENEFIT RETROACTIVE?

Yes. The cost of insurance, cost of riders, and administration fees falling due before we approve the insured's total disability claim will be deducted from your account value. If the claim is approved, those charges which were deducted after the insured became totally and permanently disabled will be credited to your account value.

WILL YOUR ACCOUNT BE CREDITED WITH PREMIUM CONTRIBUTIONS AS A RESULT OF THIS BENEFIT?

No. Except for interest which accrues on the account value, the account value will not increase whole insurance is being continued under this agreement. Nothing contained herein will prohibit you from paying premiums.

This agreement is effective as of the policy date.


     /s/Dennis E. Prohofsky                 /s/Robert L. Senkler
           Secretary                               President



94-18676                                                    Minnesota Mutual 3